Subsidiaries of the Company


                                          Percentage           Jurisdiction of
Subsidiaries                                 Owned              Incorporation
------------                                 -----              -------------

Synergy Bank                                 100%                United States

Synergy Financial Services, Inc.             100%                 New Jersey

Synergy Capital Investments, Inc. (1)        100%                 New Jersey

Synergy Investment Corporation (2)           100%                  Delaware


(1)  Wholly-owned subsidiary of Synergy Bank.
(2)  Wholly-owned subsidiary of Synergy Capital Investments, Inc.